Dated 30 November 2005

THE SELLERS
and
MWS Sensorik GmbH

SHARE PURCHASE AND TRANSFER AGREEMENT

Notarisation required

Draft CMS 28 November 2005 SUBJECT TO BUYER’S AND SELLERS' APPROVAL

SHARE PURCHASE AND TRANSFER AGREEMENT

BETWEEN

1.	JOHANNES HERRNSDORF, Auf dem Schnee 104 c, 58313 Herdecke

referred to as the "Manager"

2.	DIRK ENDERLEIN, Gasstraße 105, 45731 Waltrop

3.	DR. THOMAS W. KRITZLER, Herzog-Garibald-Straße 17, 81545 München

4.	PETER SCHENUIT, Zur Höhe 41a, 58071 Hagen

5.	DR. JOACHIM SONNTAG, Arnoldstraße 28, 01307 Dresden

the Manager and the Sellers 2 through 5 referred to collectively as the “Management”

6.
EUROPEAN TECHNOLOGIES HOLDING B.V., a company organised in accordance with the laws of the Netherlands, whose registered office is located at Oranje Nassaulaan 26, NL-5211 AX's-Hertogenbosch, registered at Amsterdam under 37067026

7.
3i GROUP INVESTMENTS LP, a company organised in accordance with the laws of England and Wales, whose registered office is located at 91 Waterloo Road, London SE1 8XP, registered in England under LP06504

8.
NORDRHEIN-WESTFALEN FONDS GMBH, a company organised in accordance with the laws of Germany, whose registered office is located at Bockenheimer Landstraße 55, 60325 Frankfurt am Main, registered at the Commercial Register of the local court of Frankfurt/Main under HRB 49911 on the one hand,
together referred to as the “Sellers”

AND

MWS SENSORIK GMBH, a company organised in accordance with the laws of Germany, whose registered office is located at Otto-Hahn-Str. 6, 85276 Pfaffenhofen a.d. Ilm, registered at the Commercial Register of the local court of Ingolstadt under HRB 191024 on the other hand,
referred to as the “Buyer”

AND

MEASUREMENT SPECIALTIES INC., a corporation registered under the laws of the State of New Jersey, USA, and whose registered office is located at 1000 Lucas Way, Hampton, VA 23666, USA referred to as the "Buyer's Guarantor"

The Sellers, the Buyer and the Guarantor are referred to individually as a “Party” and collectively as the “Parties”.

Table of contents

Clause		page

1	Definitions	5

2	Sale, Purchase and Transfer	9

3	Consideration for the Shares	10

4	Manager's Warranties	12

5	Liability under this Agreement	21

6	Buyer's Warranties	26

7	Taxes	26

8	Closing	28

9	Confidentiality	28

10	Substitution/Assignment	29

11	Applicable Law/Jurisdiction	30

12	Non-Competition/Non-solicitation	30

13	Buyer's Guarantor	31

14	Miscellaneous	31

15	Notices	32

INTRODUCTION

(A)
Following a unification resolution as of today, the Sellers own 8 Shares representing 100% of the issued share capital of HL Planartechnik GmbH, a German limited liability company incorporated under the laws of Germany, having its registered office at Hauert 13, 44227 Dortmund, with a share capital of DM 948,800.00, registered with the Commercial Register of the local court of Dortmund under HR B 8534 (the “Company”);

(B)	The Sellers wish to sell and the Buyer wishes to buy the Shares subject to and in accordance with the terms and conditions of this Agreement.

(C)	Buyer's Guarantor intends to guarantee the Buyer's obligations under this Agreement.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS

1	Definitions

1.1	In addition to the terms elsewhere defined herein, the following expressions shall have the following meanings in this Agreement unless the context otherwise requires:

“Accounts” means the audited balance sheet, the profit and loss account and annexes of the Company for the year ending on the Balance Sheet Date (a copy of which is attached to this Agreement as Schedule 1.1 (a));

“Affiliate” means any company which is an affiliated company in the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) and for the purposes of this Agreement includes any person within the meaning of section 15 of the German Fiscal Code (Abgabenordnung);

“Agreement” means this share purchase and transfer agreement;

“Balance Sheet Date” means December 31, 2004;

“Business” means the development, manufacturing and sale of sensors and sensor systems based on Micro Electro Mechanical System (MEMS) technology as carried out by the Company on the date of this Agreement;

“Business Day” means any day other than Saturday and Sunday upon which banks are open for business in Dortmund and New York;

“Cash” means the aggregate amount of any cash (Kassenbestand) and cash equivalents, including cheques, rental deposits, deposits with banks and other financial institutions, marketable securities and short term investments of the Company (in each case including accrued or unpaid interest thereon);

“Closing” means the closing of the purchase of the Shares in accordance with Clause 8;

“Closing Accounts” means the closing accounts as of the Closing Date drawn up in accordance with the German generally accepted accounting principles (HGB) immediately after the Closing Date, in any event not later than 10 Business Days after the Closing Date;

“Closing Date” means the date on which the Closing shall take place in accordance with Clause 8;

"Closing Date Net Debt" means the Net Debt as of the Closing Date;

“Closing Payment” means the amount of € 2,521,533.61 (in words: Euro two million five hundred twenty-one thousand five hundred thirty-three and sixty-one cent);

"Commercial Leases" means a lease relating to the Property that is used by the Company as tenant;

"Company” has the meaning set out in the Introduction;

"Debt" means the aggregate amount of any Interest Bearing Debt, Employee Liabilities, Past-due Accounts Payables; Past-due Rent, Past-due Consulting Fees;

"De Minimis Amount" has the meaning given to that term in Clause 5.5 (a);

“Disclosure Schedule” means the Schedule of information disclosed by the Sellers against the Warranties as attached to this Agreement as Schedule 1.1 (b);

"Earn-Out Due Date" means the date two years following the Closing Date;

“Earn-Out Payment” has the meaning given to that term in Clause 3.4;

“Employee Liabilities” means 100% of the accruals management bonuses and of the accruals 13, salary and bonus payments;

“Entity” means a corporate, partnership, limited liability company, limited liability partnership or any other form of legal association in any jurisdiction whatsoever;

"Escrow Account" has the meaning given to that term in Clause 5.4;

"Escrow Agreement" has the meaning given to that term in Clause 5.4;

"Escrow Amount" has the meaning given to that term in Clause 5.4;

“Financing Agreements” has the meaning set forth in Clause 4.3.10 (ii);

"Important Agreements” means (with the exclusion of insurance agreements and employment agreements or other agreements specifically disclosed in this Agreement) all agreements, contracts, group or series of contracts taken together, undertakings or arrangements (whether written or oral) into which the Company has entered and which fall within one of the following categories:

(a)	requiring yearly payments by or to the Company in excess of € 50,000;

(b)	entered into with a customer of the Company representing more than 10 per cent of the Company’s turnover ;

(c)	entered into with a supplier of the Company representing the 10 most important suppliers based on the invoices for the period January 1, 2005 to October 31, 2005;

(d)
relating to profit-sharing or the payment of commissions, or which provide for a remuneration on the basis of profits or turnover for the year 2004 and the year 2005, in either case in excess of € 5,000;

(e)
entered into with any person whose obligations under such contracts are to bring business to the Company in consideration of the payment by the Company of fees in excess of € 5,000 or the granting of a counterpart in another form to such person (or to any entity or individual connected therewith);

(f)	under whose terms the Company is bound to refrain from carrying out or to restrict certain activities, or to refrain from competing;

(g)	under which the Company has granted exclusive rights to any third party;

(h)	relating to the holding and/or transfer of capital shares or interest in any Entity or the control or administration thereof;

(i)
which have an indefinite term or a definite term of more than two years with the exclusion of financial lease agreements for individual tangible assets, and agreements which the Company may at any time terminate in full with a period of notice of less than 3 (three) months and without any compensation or penalty being owed by the Company to the other party or any third party as a result of such termination;

(j)	which is or may be considered to be a commercial agency agreement (Handelsvertretervertrag);

“Intellectual Property” means all patents (and applications therefore), utility models (and applications therefore), trade and service marks, rights in designs and copyrights topography rights, rights in databases and Know How;

"Interest Bearing Debt" means the aggregate of long-term and short-term interest bearing debt to banks, financial or other institutions, including interest accrued thereon;

"Interim Accounts" means the unaudited balance sheet and the profit and loss account as per October 31, 2005 (a copy of which is attached to this Agreement as Schedule 1.1 (c));

"Know How" means any non-patented practical information, resulting from experience and testing which is secret, substantial and identified, whereas (a) secret means that the information is not generally known or easily accessible, (b) substantial means that the information is important for the Business and (c) identified means that the information can be described in a sufficiently comprehensive manner so as to make it possible to verify that it fulfils the criteria of secrecy and substantiality;

“Legal Requirement” means any applicable laws, common laws, statute, regulations, ordinance, rule, award, judgment, decision (including administrative practice), whether foreign or domestic and whether national, local, EC or worldwide;

"Manager's Best Knowledge" means solely the actual knowledge (positive Kenntnis) and gross negligent lack of knowledge (grob fahrl’ssige Unkenntnis) of the Manager as of the date of this Agreement; the actual knowledge and gross negligent lack of knowledge of Hubertus von Janecek, Dirk Enderlein, Peter Schenuit, Dr. Joachim Sonntag, Axel Bartos, Ralf Gottfried and Silvia Weppler, shall be attributable to the Manager;

"Manager's Knowledge" means solely the actual knowledge (positive Kenntnis) of the Manager as of the date of this Agreement; the actual knowledge of Hubertus von Janecek, Dirk Enderlein, Peter Schenuit, Dr. Joachim Sonntag, Axel Bartos, Ralf Gottfried and Silvia Weppler shall be attributable to the Manager;

"Net Debt" means the balance of Debt minus Cash;

"Net Sales" means the sales of the Company within the meaning of Section 277 subs. 1 of the German Commercial Code (Handelsgesetzbuch, HGB), meaning sales net of returns; it being understood that sales between the Company and the Buyer and/or its subsidiaries shall be taken into account at an arm’s length basis;

"Neutral Auditor" means Ernst & Young, Dortmund;

"Past-due Accounts Payables" means all accounts payables trade over 28 days past due;

"Past-due Rent" means all rents for the Property past due;

"Past-due Consulting Fees" means all consulting fees of CfC Companies for Companies GmbH & Co. KG, Dortmund, past due;

“Property" means the premises and land used by the Company;

“Schedules” means the schedules annexed as documents to this Agreement;

"Security" means any “Belastungen”, “Hypotheken”, “Grundschulden”, “Sicherungsabtretungen und -übereignungen” “Garantien”, “Bürgschaften”, “Freistellungen”, “Pfandrechte”, Nießbrauchsrechte, “Treuhandvereinbarungen”, “Zurückbehaltungsrechte und Aufrechnungsrechte”, “Optionen”, “Vorkaufs- oder Vorerwerbsrechte” or any encumbrance, or their equivalent in any jurisdiction other than Germany;

“Sellers’ Joint Representative” means European Technologies Holding B.V. or any other person or entity on which the Sellers from time to time agree;

"Sellers’ Nominated Joint Account" means account holder: CMS Hasche Sigle; bank: Deutsche Bank AG; branch: 100, account number: 0943308 04; bank code: 500 700 10; IBAN: DE18500700100094330804; BIC: DEUTDEFFXXX;

"Shareholder Loans" means any and all loans granted by the Sellers to the company (including interest accrued thereon), in particular, but not limited to

(a)	the loans granted by the Seller 6 to the Company based on the loan agreements dated December 13, 1994; August 6, 1997; February 3, 1998; May 11, 1998 and April 16, 1999;

(b)	the loan granted by the Seller 3 to the Company based on the loan agreement dated February 14, 2002; and

(c)	the loans granted by the Manager to the Company based on the loan agreements dated December 13, 1994 and December 20, 1996.

“Shares” means the shares in the Company which represent in the aggregate 100% of the entire issued share capital of the Company that are transferred by the Sellers to the Buyer pursuant to this Agreement;

"Silent Partnerships" means the silent partnerships between the Company and Technologie-Beteiligungs-Gesellschaft mbh der Deutschen Ausgleichsbank under the participation agreements dated December 14, 1994/January 2, 1995 and January 14, 1997/January 24, 1997;

"Taxes" means all direct or indirect forms of taxation, duties, impositions, levies, withholding taxes, social security or other similar contributions and charges of whatsoever nature payable under applicable law imposed by any regional, national or other authority or body and all penalties, costs and interest relating thereto;

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

"Threshold" has the meaning given to that term in Clause 5.5 (b);

“Warranties” means the warranties contained in Clause 6 and “Warranty” means any one of them.

1.2
Any reference to the laws of Germany shall be deemed, when it is to be interpreted in the context of a law or territory other than Germany, to include a reference to its equivalent in the relevant law or territory.

1.3
The schedules hereto (the “Schedules”) form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

1.4
Where in this Agreement a German term is given in italics and/or in italics and brackets after an English term and if there is any inconsistency between the English and the German term, the meaning of the German term shall prevail notwithstanding any contrary provision in this Agreement.

2	Sale, Purchase and Transfer

2.1
Subject to the terms and conditions of this Agreement, each of the Sellers hereby sells to the Buyer the Shares set out opposite the Seller’s name in column 2 of Schedule 2.1. The Buyer hereby accepts the sale of such Shares. Irrespective of the amount of the Shares and irrespective of their nominal value the sale and transfer is understood to comprehend all existing shares in the Company.

2.2
Subject to the condition precedent of the full payment of the Closing Payment, the Sellers herewith assign to the Buyer the Shares sold pursuant to Clause 2.1, and the Buyer accepts such assignment. Clause 2.1 above shall apply mutatis mutandis.

2.3	All non-distributed annual profits (profits carried forward and profits of current fiscal year) which are to be attributed to the Shares shall be due to the Buyer.

2.4
The Sellers waive all rights of pre-emption over the Shares to which they may be entitled under the Articles of Association (Satzung) of the Company or otherwise in relation to the sale and purchase of the Shares pursuant to this Agreement.

2.5
Each Seller hereby gives his consent to the sale and transfer of the Shares required under the Articles of Association and pursuant to Section 1365 (1) of the German Civil Code in relation to the sale and purchase of the Shares.

2.6
The statement of consent of each spouse of the married Sellers to the sale and the transfer of the Shares in accordance with this Agreement pursuant to section 1365 (1) of the German Civil Code, a statement that the Seller 5 is not married and a statement of the Seller 3 that section 1365 (1) of the German Civil Code does not apply to him with respect to this transaction is contained in Schedule 2.6.

2.7
By written shareholders' resolution dated November 30, 2005, a copy of which is attached as Schedule 2.7, the shareholders' meeting of the Company granted its unanimous consent to the sale and transfer of the Shares under this Agreement as required by the articles of association of the Company.

2.8
The Sellers may only act jointly under this Agreement through their Sellers’ Joint Representative. This applies to all communication and negotiations under this agreement as well as to the exercise of all rights to be claimed or to be enforced against the Buyer.

3	Consideration for the Shares

3.1	In consideration for the sale of the Shares by the Sellers to the Buyer, the Buyer shall pay to the Sellers:

3.1.1
the Closing Payment, subject to adjustment in accordance with Clause 3.2, which shall be satisfied in cash on the Closing Date and shall be paid to the Sellers’ Nominated Joint Account and the Escrow Account as set forth in Clause 8; and

3.1.2
the Earn-Out Payment which shall be satisfied in cash, less any offsets for (i) any Warranty claims pursuant to Clause 4 of this Agreement (except for the Tax and environmental Warranties in Clauses 4.3.8.2 and 4.3.16 of this Agreement) and (ii) any claims under Clause 7.1 of this Agreement, and shall be paid to the Sellers’ Nominated Joint Account on the Earn-Out Due Date.

3.2
As set forth in further detail in Schedule 3.2, the Net Debt as per October 31, 2005 was € 3,478,466.39 (in words: Euro three million four hundred seventy-eight thousand four hundred sixty-six and thirty-nine cent ). If the Closing Accounts show that the Closing Date Net Debt (i) exceeds the Net Debt as per October 2005 by more than € 75,000 or (ii) falls short of the Net Debt as per October 2005 by more than € 75,000, then (i) the Sellers shall - from the Sellers’ Nominated Joint Account - repay to the Buyer or (ii) the Buyer shall additionally pay to the Sellers' Nominated Joint Account a sum equal to the amount of such balance between the Net Debt as per October 31, 2005 and the Closing Date Net Debt in cash within ten Business Days of the determination of the Closing Accounts (without any deduction or set-off whatsoever), in each case without interest; it being understood that Clause 3.7 of this Agreement shall remain unaffected.

3.3
If the Sellers and the Buyer cannot agree on the Closing Date Net Debt within 4 weeks of the Closing Date, the Sellers and the Buyer shall be entitled to refer such dispute for decision to the Neutral Auditor which shall determine the Closing Date Net Debt if and to the extent that positions are in dispute between the Sellers and the Buyer. The Neutral Auditor shall determine the Closing Date Net Debt in accordance with German generally accepted accounting principles (HGB) and the generally accepted bookkeeping and accounting principles in Germany, applied on a basis consistent with that of prior years by the Company, in particular with the bookkeeping and accounting principles underlying the calculation in Schedule 3.2. In respect of the issues in dispute, the decision of the Neutral Auditor shall fall between the positions taken by the Parties. The Neutral Auditor shall decide as expert (Schiedsgutachter) on the issues in dispute. Each Party shall give the other Parties and the Neutral Auditor full access to information required for the decision of the Neutral Auditor. The Neutral Auditor shall immediately submit copies of all documents and other data made available by a Party to the other Parties. Before deciding on the issues put to it by the Parties, the Neutral Auditor shall grant the Parties the opportunity to represent their respective positions, which shall - upon request of any Party - include the opportunity of at least one oral hearing in Dortmund in the presence of all Parties and their professional advisers. The Parties shall instruct the Neutral Auditor to use its best efforts to deliver its written opinion with reasons for the decisions as soon as reasonably practical, but not later than within 6 weeks of the issues in dispute having been referred to the Neutral Auditor. The costs and expenses incurred by the Neutral Auditor shall be borne by the Sellers and the Buyer pro rata to the amounts by which the balance of the Closing Date Net Debt as last asserted by the Sellers and the Buyer in writing prior to the referral of the dispute to the Neutral Auditor deviate from the balance of the Closing Date Net Debt as determined by the Neutral Auditor. The Closing Date Net Debt as determined by the Neutral Auditor shall - except for manifest error or intentional fault - be final and binding upon the Parties and thus not subject to any appeal. Any amount not nominated in Euros shall be converted to Euros at the exchange rate in effect one Business Day before the Closing Date, using the rate quoted on the Reuters Screen Page at 11.30 a.m. Frankfurt/Main.

3.4	The Earn-Out Payment shall not exceed €3,000,000 (in words: three million Euros) and shall be calculated as follows:

The Earn-Out Payment shall be based on the Net Sales for the 12 months ending December 31, 2006. An amount of €3,000,000 shall be earned for Net Sales equal to or greater than €15 million. The Earn-Out Payment shall begin to accrue at €11.5 million of Net Sales and increase on a pro rata basis to 100% at €15 million of Net Sales. No Earn-Out Payment is due if the Net Sales are less than €11.5 million. An excel-sheet setting forth calculation examples of the Earn-Out Payment on the basis of the Net Sales is attached as Schedule 3.4.

If the Sellers and the Buyer cannot agree on the Earn-Out Payment within 4 weeks of the Earn-Out Due Date, Clause 3.3 shall apply mutatis mutandis.

3.5
Unless otherwise provided for in this Agreement, any cash payment is to be made by telegraphic transfer to the Sellers’ Nominated Joint Account, which shall constitute a full and valid discharge to the Buyer for such cash payment and the Buyer shall not be concerned with the allocation of any such payment between all or any of the Sellers.

3.6
All payments owed by the Buyer to the Sellers under this Agreement shall be made in Euros by irrevocable wire transfer free of costs and charges in immediately available funds to the Sellers’ Nominated Joint Account.

3.7
Except as provided otherwise in this Agreement, any Party owes interest (Verzugszinsen) on any amounts becoming due and payable to any other Party under this Agreement as from and including the respective due date, to, but not including, the day of receipt at the rate of 500 basis points over the three months EURIBOR. Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 360.

4	Manager's Warranties

The Manager warrants (garantiert) to the Buyer by way of an independent warranty (selbst’ndiges Garantieversprechen) under Section 311 subs. 1 of the German Civil Code (Bürgerliches Gesetzbuch; BGB) within the scope and subject to the requirements and limitations provided in Clauses 4 and 5 hereof or otherwise in this Agreement that the following Warranties are true and accurate in all respects on the date of this Agreement.

4.1	Information

To the Manager’s Best Knowledge, there is no material inaccuracy or material omission in any information provided to or disclosed to the Buyer during the course of the due diligence investigation of the Company conducted by the Buyer and its advisers prior to the date of this Agreement. For the avoidance of doubt, this Warranty shall not apply to any information provided to the Buyer and/or the Guarantor prior to the due diligence exercise, in particular during the ordinary business relationship;

4.2	Warranties in relation to the Sellers

4.2.1	The Sellers have the legal right and full power and authority to enter into and perform this Agreement; this Agreement will constitute a valid and binding obligation of the Sellers.

4.2.2
The execution and delivery of and the performance by the Sellers of their obligations under this Agreement will not (i) result in a breach of any provision of the constitutional documents of the Sellers 6 through 8 or (ii) result in a breach of any order, judgement or decree of any court, governmental agency or regulatory body to which one of the Sellers is a party or by which one of the Sellers is bound.

4.3	Warranties in relation to the Company

4.3.1	Warranty in relation to the constitution and existence of the Company

The copy of the Articles of Association (Satzung) of the Company delivered by the Sellers to the Buyer and attached in the Disclosure Schedule is true, complete and accurate.

The Company is incorporated and registered in accordance with the laws of Germany and is duly organised and validly existing under such laws.

The Commercial Register extract attached in the Disclosure Schedule contain true and accurate information and are up-to-date. No shareholders’ resolution amending the articles of association has since been passed or filed with the Commercial Register.

4.3.2	Warranties in relation to the Financial Situation

Neither the Company nor its managing directors are obliged to file a petition for insolvency under German law, nor has the Company filed a petition for insolvency. To the Manager’s Best Knowledge, neither have any insolvency proceedings been applied for by a third party or been ordered by a court nor have such proceedings been denied due to lack of assets.

4.3.3	Warranties relating to the Shares

The Shares are held as set forth in Schedule 2.1. The Shares have been duly issued and fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly. There are no obligations to make further contributions (keine Nachschusspflichten). No hidden contributions in kind (verdeckte Sacheinlagen) have been made in respect of the Shares. The Shares may be freely transferred by the respective Seller and are the only shares issued. The Shares are free of any Security and of any third party rights.

No Seller is party to any contract or undertaking regarding the issue or the allocation of the Shares or granting to any person the right to purchase or to pre-empt all or part of the Shares. The Company has not issued, nor is bound to issue, securities giving rights, at any moment or on a given date, whether by conversion, exchange, repayment or by any other method, to the allocation of the Shares which are or which will be issued for this purpose.

The Sellers are the sole and full holders of the Shares. No person has made any claims to the Shares or with regard to any Security in relation to the Shares. No Shares of the Company are legally or beneficially owned by any person other than the Sellers.

The Company is not or has not agreed to become a holder of any class of share or other capital of any Entity and the Company.

No violation of Sections 30, 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschr’nkter Haftung; GmbH-Gesetz) has occurred in respect of the Shares.

4.3.4	Warranties relating to the Shareholder Loans and Silent Partnerships

The Company is not party to any shareholder loans or silent partnership agreements and there exist no claims, neither current nor future, against the Company arising from past shareholder loans or silent partnership agreements.

4.3.5	Warranty relating to the activities of the Company

The Company holds all material public permits, licences, authorisations, certificates and consents necessary for the Company to carry out the Business.

The Company has carried out and is carrying on the Business materially in accordance with all applicable statutory requirements.

Save as disclosed in the Disclosure Schedule, the Company is not under an obligation to any third party to refrain from competing with a third party or from engaging in any other activity.

4.3.6	Warranties relating to the Accounts of the Company

As further detailed in the Disclosure Schedule, the Accounts have been drawn up in accordance with the German generally accepted accounting principles (HGB). The Accounts give a true and fair view of the assets and liabilities, the financial situation and the results of the Company for the period referenced therein.

Save as disclosed in the Disclosure Schedule, the Accounts have been drawn up using the same principles and methods as those used during the last three financial years. Unless otherwise set forth in the Disclosure Schedule, the financial position and results shown by the Accounts have not to any material extent been affected by any non recurrent, extraordinary or exceptional items or by inconsistencies of accounting practice or by any other fact rendering such financial position and results unusual or misleading in any material respect.

To the Manager’s Best Knowledge, there are no liabilities or obligations, whether accrued or contingent (Haftungsverh’ltnisse) except (i) as disclosed in the Accounts (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or (iii) contractual liabilities incurred in the ordinary course of business, which are not required to be recorded on a balance sheet according to German generally accepted accounting principles (HGB).

To the Manager’s Best Knowledge, proper and sufficient provisions have been made.

4.3.7	Warranties relating to the Interim Accounts

The Warranties relating to the Accounts shall apply mutatis mutandis to the Interim Accounts.

4.3.8	Assets of the Company

The assets included in the Accounts, save for those disposed of since the Balance Sheet Date in the ordinary course of business, are legally and beneficially owned by the Company and, other than disclosed in the Disclosure Schedule, free from any Security, save as (i) disclosed in the Accounts, (ii) retention of title rights, liens, pledges or other security rights in favour of suppliers, mechanics, workmen, carriers and the like, (iii) security rights granted to banks and other financial institutions over cash and other assets deposited with such banks or financial institutions and (iv) encumbrances or rights of third parties created under applicable law, including pledges and other security rights in favour of Tax authorities or other governmental entities.

4.3.8.1	Properties of the Company

The Company does not own any real property. There is no real property used by the Company, save for the property which is identified in the Disclosure Schedule (together the “Property”).

The Company is tenant of the Property pursuant to Commercial Leases which are listed in the Disclosure Schedule. The Disclosure Schedule contains a true and complete list of all lease agreements pertaining to the Property.

No notice to quit in respect of the Commercial Leases has been served on or by the Company.

The Company has not sub-let or granted any other right of occupation over all or part of the Property over which it has the Commercial Leases.

4.3.8.2	Warranties in relation to Environment and Permits

To the Manager’s Best Knowledge, the Company is in compliance with the applicable material environmental legislation and with the applicable material environmental provisions of German law. Unless otherwise set forth in the Disclosure Schedule, to the Manager’s Best Knowledge, there exists no environmental inspection, audit, study, review, test or analysis relating to the Property.

To the Manager’s Knowledge, the Property is not subject to any material contamination.

4.3.8.3	Intellectual Property

Details (description and, if applicable, numbers and dates of filing, registration and renewal) relating to the patents and trademarks included in the Intellectual Property that are registered or for which registration is pending, and owned by the Company are shown in the Disclosure Schedule.

(i)	Ownership etc.

Unless otherwise set forth in the Disclosure Schedule, to the Manager’s Best Knowledge, all Intellectual Property (whether registered or not) and all pending applications therefore which have been or are being used by the Company in the Business are (a) owned by the Company or lawfully used with the consent of the owner; (b) not being infringed or challenged by any third party; and (c) if owned by the Company, not subject to any Security or any licence in favour of a third party. The Company has (i) paid all renewal fees that are due in respect of such Intellectual Property that is registered by the Company or the subject of applications for registration by the Company; (ii) taken all commercially reasonable steps to maintain and protect such Intellectual Property; and (iii) not received notice of any claim in relation to such Intellectual Property.

(ii)	Processes

To the Manager’s Best Knowledge, the processes (Fertigungsprozesse) currently used by the Company are not using, embodying or infringing any rights of third parties in Intellectual Property (other than those belonging to or licensed to the Company and no claims of infringement of any such rights have been made by any third party.

(iii)	Licences

The Disclosure Schedule contains a true and complete list of all licence agreements entered into by the Company with respect to the Intellectual Property. No notice having been received on either side to terminate them. No disputes have arisen, nor has the Company received a notification or complaint from a third party in relation to such licences.

(iv)	Know-How

Save for those set forth in the Disclosure Schedule, the Company has not made any disclosure of the Company’s Know-How to any person other than the Buyer, the Sellers, the Company’s employees or other than in the ordinary course of the Business subject to standard non-disclosure arrangements.

4.3.8.3	Patents

Unless otherwise set forth in the Disclosure Schedule, to the Manager’s Best Knowledge, there are no patentable inventions owned by employees or shareholders or former shareholders of the Company (whether registered or not) used in the Business.

4.3.8.4	Sufficiency of Intellectual Property

The Intellectual Property shown in the Disclosure Schedule, together with the Company’ s Know-How, together with the Intellectual Property with respect to which a licence was granted to the Company comprises all material rights used in the carrying on of the Business.

4.3.9	Shareholdings and branches

The Company (i) does not hold shares in any other company, partnership or other entity or business, German or foreign, nor is it member of such entities (including joint ventures) (ii) unless otherwise set forth in the Disclosure Schedule, does not have a branch office, representative office or permanent establishment outside its jurisdiction of incorporation; and (iii) has except as set forth in the Disclosure Schedule not entered into any agreement or negotiation with a view to the acquisition of other shareholdings in other companies or entities, or with a view to setting up companies or new entities as to which enforceable rights remain against the Company.

4.3.10	Subsidies, Financing Agreements and Shareholders' Claims

(i)	Subsidies, support

Except as set forth in the Disclosure Schedule, the sale of the Shares will not require the Company to repay any support, subsidy or financial assistance provided by any governmental organization. The Company has at all times fulfilled the requirements for the subsidies received.

(ii)	Financing Agreements

All loan agreements, leasing agreements, overdrafts and other banking facilities entered into by the Company, and currently in force, as well as any loan or advance granted to the Company’s employees, directors, or indirect shareholders) (collectively, the “Financing Agreements”) are listed in the Disclosure Schedule. Such list is true, accurate and complete. Except as set forth in the Disclosure Schedule, the Company has no Financing Agreements with the Sellers which are currently in force.

(iii)	Shareholders’ Claims

Save as described in the Disclosure Schedule in relation to service agreements, the Sellers do not have and will not have any claim or contractual right against the Company resulting from its relations with the Company up to the date of this Agreement.

4.3.11	Contracts, agreements and arrangements of the Company

The Disclosure Schedule lists all Important Agreements. Such list is true, accurate and complete. Save as disclosed in the Disclosure Schedule, to the Manager’s Best Knowledge, none of the Important Agreements violates any material legal or regulatory provisions, or any judicial or administrative decisions.

(i)	Arrangements with connected persons

Save for those set forth in the Disclosure Schedule, no agreements, arrangements or commitments of any kind exist between the Company and any of the Sellers, its directors, managers or shareholders and any of their Affiliates including, but not limited to, agreements, arrangements or commitments under which the Company is required to pay royalties, service fees or any other payments of any kind.

(ii)	Warranties relating to Insurance

The Disclosure Schedule lists all material insurance policies that are taken out by the Company in connection with the Business. Such list is true, accurate and complete. To the Manager’s Best Knowledge, the activities of the Company are insured against losses and other risks in amounts and scope of cover which are commercially reasonable and customary in Germany for companies carrying on similar businesses or owning and using assets of an equivalent nature; all premiums relating to such insurances have been paid on their due date. The Company has not received notice of cancellation of any such insurance policy. To the Manager’s Knowledge, no cancellation is likely to take place.

The Disclosure Schedule lists all claims in excess of €15,000 (in words: Euro fifteen thousand) made by the Company under any insurance policy during the last three years prior to the date of this Agreement. The Disclosure Schedule also contains specifications in respect of each such claim including the extent to which it has been accepted by the insurance company. To the Manager’s Knowledge, no circumstances exist which are likely to give rise to a claim, involving a sum exceeding €15,000 (in words: Euro fifteen thousand) under such insurance policies.

4.3.12	Warranties relating to employees of the Company

Except as set forth in the Disclosure Schedule, no amount is due to any current or previous employee of the Company, under the terms of his or her employment agreement, other than remuneration rights due but not yet payable, reimbursement of business expenses, or debts recorded in the Accounts. Except as set forth in the Disclosure Schedule, the Company has duly paid all social security contributions for its employees.

Except for those disclosed in the Disclosure Schedule, the Company is not party to any contracts with free-lancers and there are no obligations which arise from former relationships with the Company’s free-lancers.

There exist no collective agreements which apply to the Company or its employees. The Company is not a party to works agreements, member of an employers’ association and no contract of employment is subject to a collective bargaining agreement.

The Disclosure Schedule contains a list of all employees of the Company (as per the date of this Agreement), including the position, the age, sex, working hours, vacation, term of the employment, notice periods, probation period, the salary and bonus, non-compete provision. All such information is true, accurate and complete as of the date of this Agreement.

There has been no notice of termination given to any such employee. Except as disclosed in the Disclosure Schedule, no such employee has given written notification to the Company of the intention to terminate his contract, nor has given formal notice to leave or is under notice of dismissal.

The employment contracts of the employees who are according to the list of all employees subject to a non-compete provision contain a restriction on employment with competitors.

The employment contracts of the employees who are according to the list of all employees subject to a confidentiality provision contain a confidentiality provision.

Except as disclosed in the Disclosure Schedule, the Company is not involved in any dispute with a present or former salaried employee, works council or other employee representative boards of the Company or trade unions, or in negotiation regarding the dismissal, suspension, disciplining or variation of the terms and conditions of employment of any present or former salaried employee.

4.3.13	Pensions

Except as disclosed in the Disclosure Schedule, the Company is not party to any pension and death benefit schemes.

4.3.14	Warranties in relation to litigation

(i)	Litigation

Save as disclosed in the Disclosure Schedule, the Company is not engaged in any litigation, action or arbitration proceedings or any dispute (including investigations or public enquiries) and has not been served with any notice making it a party to a litigation, action, arbitration or other legal proceedings with the exception of debt collection by the Company in the ordinary course of business and no litigation, arbitration or other legal proceedings are threatened in writing or pending either by or against the Company, and to the Manager’s Knowledge, there are no facts which might give rights to any such proceeding.

(ii)	Investigations

To the Manager’s Knowledge, the Company is not the subject of any unusual investigation, inspection, inquiry, control or other procedure by any governmental authority regarding its operations and activities.

4.3.15	Compliance with laws

To the Manager’s Best Knowledge, the Company is in compliance with applicable laws, regulations and practices in Germany and abroad.

4.3.16	Taxes

Except as otherwise disclosed in the Disclosure Schedule:

(i)
Except as set forth in the Disclosure Schedule, the Company has duly and timely filed all Tax Returns required to be filed in accordance with applicable law and the Tax Returns correctly include all required information;

(ii)	to the Manager's Best Knowledge, the Company is currently not subject to any audit, examination, or similar proceedings by any Tax authority;

(iii)	the books and other records of the Company relating to Taxes have been properly maintained and are in all material respects correct.

(iv)	all Taxes to be paid or withheld and remitted by the Company have been duly paid or withheld and remitted to the appropriate tax authority;

(v)	the Company has not received any written Tax ruling or entered into or is currently under negotiations to enter into any agreement with any Tax authority;

(vi)
the tax losses carried forward (Verlustvortr’ge) of the Company as determined in the assessment as of December 31, 2003 of the tax office Dortmund-West dated January 6, 2005 (tax losses carried forward with respect to corporate tax) and in the assessment as of December 31, 2003 of the tax office Dortmund-West dated March 16, 2005 (tax losses carried forward with respect to trade tax) are in existence. The respective assessments are attached in the Disclosure Schedule. Such tax losses carried forward are not subject to any challenge by the Tax authorities and, to the Manager's Best Knowledge, there are no circumstances that would justify such challenge. To the Manager’s Best Knowledge, neither the Seller nor the Company have taken any action which affect or might affect such tax losses carried forward. The business unit (Gesch’ftsbetrieb) of the Company that caused such tax loss carried forward has been maintained in a way necessary to maintain the tax losses carried forward. The Buyer shall not be entitled to bring any claims under this Agreement based on the fact that the tax losses carried forward are lost due to the transaction contemplated by this Agreement, in particular due to Section 8 subs. 4 German Corporate Tax Act (Körperschaftsteuergesetz). The Buyer is aware of the fact that the tax returns pertaining to the business year 2004 have not yet been filed.

4.3.17	Management of the Company since Balance Sheet Date

Save as disclosed in the Disclosure Schedule, from the Balance Sheet Date to the date of this Agreement, the Company has been managed in the ordinary course of business.

In particular, except as disclosed in the Disclosure Schedule or agreed between the Parties, since the Balance Sheet Date there has been:

(a)	no change of principle, method or presentation in the accounts of the Company;

(b)	no termination of an Important Agreement made or received by the Company;

(c)
used best efforts to preserve the Business, including the services of employees, the relationship with customers, suppliers, lenders and other entities important to the Business and there has been no alteration of the commercial policy of the Company.

(d)	no new services agreement, management agreement, consulting agreement or sub-contracting agreement, and no substantial amendments to or no termination of such agreements;

(e)	no decision to distribute or to pay dividends and no distribution relating to the capital of the Company;

(f)	no decision to invest or participate in another business or Entity.

4.3.18	Warranties in relation to the consulting fees relating to the conclusion of this Agreement

The consulting fees of CMS Hasche Sigle resulting from the conclusion of this Agreement are exclusively borne by the Sellers and not by the Company.

For the avoidance of doubt, the Warranties shall not be construed as a Manager's guarantee (Garantie für die Beschaffenheit der Sache) within the meaning of Sections 443 and 444 of the German Civil Code (Bürgerliches Gesetzbuch, BGB).

5	Liability under this Agreement

5.1	Notified Claim

5.1.1
The Buyer shall provide written notice to the Sellers' Joint Representative of any event that gives rise or could give rise to a claim under the Warranties, which notice shall specify the grounds on which the claim is based and shall demand that the Manager, within a reasonable period which must be at least 4 weeks but shall not exceed 12 weeks upon receipt of the notice, bring about the state of affairs which would have existed if the Warranty or the Warranties had been true (a “Notified Claim”), within 20 Business Days from the date on which such event has been brought to the knowledge of the Buyer or the Company.

Should the Buyer fail to comply with the above notification periods, any liability of the Manager in respect of the Warranty claim shall not be extinguished but shall be reduced to the extent, if any, that it is increased as a result of the relevant notice being provided after that time.

The Buyer undertakes, and shall cause the Company, to ensure that the Sellers' Joint Representative is permitted to consult freely all relevant information or documents held by the Buyer and/or the Company in relation to a Notified Claim and which is reasonably necessary to ensure an understanding of the conditions and circumstances of the Notified Claim, provided, however, that (i) such investigations are conducted during the business hours of the Company, as the case may be, (ii) are conducted in such a way as shall not disturb the normal running of the business of the Buyer and/or the Company, or inhibit the normal activities of the Company, and (iii) a first notice of 5 days has been delivered by the Sellers' Joint Representative to the Buyer and/or the Company, as the case may be. The Sellers undertake to keep confidential all information and documents which they may receive or consult in connection thereto.

5.1.2
If the Sellers' Joint Representative decides to contest the merits of a Notified Claim, the Sellers' Joint Representative will notify the Buyer in writing of its reasons for doing so within 30 Business Days of receiving the Notified Claim. The Sellers' Joint Representative will be deemed to have accepted the Notified Claim, if it does not respond to the Notified Claim within this time limit.

If the Sellers' Joint Representative has notified the Buyer within the time limit of its reasons for contesting the Notified Claim, the Sellers' Joint Representative and the Buyer shall meet each other in Dortmund within 15 Business Days following the response of the Sellers' Joint Representative. In the absence of an agreement with the Buyer within 30 Business Days following the date of this meeting, or in the absence of this meeting, the Sellers' Joint Representative shall be deemed to have rejected the Notified Claim.

5.1.3
In the event of a claim, audit notice, summons, or of any litigation matter which has or which could give rise to a Notified Claim under this Agreement, the Buyer shall (and shall cause the Company to) conduct such proceedings in good faith, in particular the Buyer shall allow the Sellers' Joint Representative and its representatives to inspect the respective documents and make their observations on the conduct of the proceedings; the Buyer will ensure that these observations are taken into account by the Company in as far as such observations are reasonable.

No settlement agreement or acknowledgement relating to a claim, audit notice, summons and, more generally any litigation, capable of giving rise or having given rise to a Notified Claim shall be made or concluded without the prior agreement of the Sellers' Joint Representative. The Sellers' Joint Representative shall have 20 Business Days from the date of any notification by the Buyer relating to the action or the settlement or the acknowledgement envisaged to reject the settlement agreement or acknowledgement. Once this time limit has expired, the Buyer and the Company will be able to follow up the action or settlement as they consider appropriate.

The Manager shall not be liable to the extent the damage is caused by Buyer's failure to comply with its obligation pursuant to this Clause 5.1.3.

5.2
If and to the extent that the Manager does not restore the warranted state of affairs within a reasonable period after receipt of the Notified Claim, but in any case after the maximum period of 12 weeks, the Buyer shall, subject to the provisions of this Clause 5, which shall form an integral part of the Warranties, be entitled to demand full monetary compensation (Schadensersatz in Geld) for the damage incurred by either the Company or the Buyer (“Demand for Compensation”) from the Manager, provided, however, that such damage compensation shall only cover actual damages incurred by the Company or the Buyer (including direct consequential damages (unmittelbare Folgesch’den) and direct loss of profits (unmittelbar entgangener Gewinn), and shall in particular not cover internal administration or overhead costs and expenses of the Company or the Buyer, indirect consequential damages (mittelbare Folgesch’den), indirect loss of profits (mittelbar entgangener Gewinn) or any arguments that the consideration was calculated upon incorrect assumptions (including the argument the internal rate of return anticipated when investing was not achieved). Such Demand for Compensation shall be sent to the Sellers’ Joint Representative.

Clauses 5.1 and 5.2 shall apply mutatis mutandis to any further claims of the Buyer under this Agreement.

5.3
To the extent legally permissible, the Sellers’ aggregate liability under this Agreement, including, but not limited to, any and all claims for a breach of any of the Warranties and any and all claims under Clause 7.1, shall be limited to the aggregate as follows:

(a)
the aggregate liability of the Manager for a breach of any of the Tax or environmental Warranties pursuant to Clauses 4.3.8.2 and 4.3.16 and any and all claims under Clause 7.1 shall be limited to the Escrow Amount (as available on the Escrow Account);

(b)
the aggregate liability of the Manager for a breach of any Warranty other than the Tax and environmental Warranties and any other liability of the Sellers under this Agreement except for a liability under Clause 7.1 shall be limited to the Earn-Out Payment; any such claim shall be offset against the Earn-Out Payment;

and thus, the Buyer shall, to the extent legally permissible, have no recourse to any Seller personally or to any of its assets (except for the respective portion of the funds deposited on the Escrow Account and the respective portion of the Earn-Out Payment (for the avoidance of doubt, irrespective of whether an Earn-Out Payment is payable under this Agreement and irrespective of whether a breach of any of the Warranties results in or might result in a reduction of the Earn-Out Payment). For the avoidance of doubt, the Buyer may take recourse up to the full Escrow Amount (as available on the Escrow Account) and up to the full Earn-Out Payment in accordance with the provisions of this Agreement irrespective of the fact that the Warranties are given solely by the Manager and solely the Manager is liable under the Tax indemnification under Clause 7.1.

5.4
The Parties will establish an escrow account (the "Escrow Account") for an amount of €1,000,000 (in words: Euro one million; the "Escrow Amount") pursuant to the escrow agreement (the "Escrow Agreement") to be entered immediately after signing of this Agreement substantially in the form set out in Schedule 5.4. The Buyer shall be entitled to take recourse to the Escrow Amount deposited on the Escrow Account in case of a breach of any of the Tax or environmental Warranties pursuant to Clauses 4.3.8.2 and 4.3.16 and in case of any claims under Clause 7.1.

5.5	Sellers’ liability under this Agreement shall be further limited as follows:

(a)	Individual Claims

The Sellers shall not be liable in the event that an individual claim results from a single event or fact, and the amount of such individual claim does not exceed € 15,000 (in words: Euro fifteen thousand) (the “De Minimis Amount”). All claims based on a similar initiating fact or cause being a single cause, shall be taken into account as one cumulated amount.

(b)	Threshold

(i)
The Sellers shall not be liable unless the amount claimed of such individual claims exceeding the De Minimis Amount together with the damage resulting from previous claims exceeding the De Minimis Amount shall be more than or equal to € 75,000 (in words: Euro seventy-five thousand) (the “Threshold”).

(ii)
When the Threshold is reached or exceeded, the Sellers shall be liable for the amount of that damage together with the damage arising by virtue of any previous claim unpaid at that date. From such date in respect of damages resulting from future claims, the Sellers may no longer apply the procedure set out in Clause 5.6 (b) (i) nor benefit from the imposition of the Threshold.

(c)	Accounts/Consideration

The Sellers shall not be liable for nor shall be obliged to pay all or part of any amounts under this Agreement insofar as the matter to which the claim relates has been taken into account in the Accounts and/or the Interim Accounts, in particular, but not limited to by way of a liability (Verbindlichkeit) or a provision (Rückstellung) or a depreciation (Abschreibung) or and write-off (Einzel- oder Pauschalwertberichtigung). The same shall apply if the matter was taken into account when calculating the Closing Date Net Debt.

(d)	Benefits

The Sellers shall not be liable for nor shall be obliged to pay all or part of any amounts under this Agreement insofar as the payment or settlement of any item giving rise to claims results in a benefit to the Company or the Buyer, whereby all advantages in connection with the relevant matter shall be taken into account.

(e)	Change of Legal Requirements

The Sellers shall not be liable for nor shall be obliged to pay all or part of any amounts under this Agreement in so far as such amounts result from a causatory fact or event which is:

•	in relation to Taxes, an amendment to the applicable rate or withholding, or a new Tax or law invoked after the Closing Date; or

•	the adoption of, or modification of, the Legal Requirements occurring after the Closing Date.

(f)	Indemnification by a third party

The amounts payable under this Agreement shall be reduced by the amount of any indemnity (net of Taxes and the costs of recovering such amounts) which is effectively paid or payable by a third party (including amounts paid or payable by insurers) in relation to such amounts payable to the Company or the Buyer. The Buyer shall undertake, and shall cause the Company to undertake, all commercially reasonable actions to collect any amount payable by a third party. The limitation period of Warranty claims pursuant to Clause 5.6 below shall be suspended for the time of assertion of such claims against third parties. Neither the respective portion of the Earn-out Payment nor the respective portion of the payment of the Escrow Amount, as the case may be, shall become due prior to the Buyer’s actual receipt of the respective amount by the third party.

(g)	Mitigation

The Buyer shall not be entitled to bring any claim under or in connection with this Agreement if and to the extent that either the Buyer or, after the Closing Date, the Company or their directors, employees, agents or their respective representatives have caused (verursacht oder mitverursacht) or aggravated the breach of a Warranty or any damage resulting therefrom or failed to mitigate damages pursuant to Section 254 of the German Civil Code (Bürgerliches Gesetzbuch, BGB). In particular, the Sellers shall not be liable insofar as the claim results from, or is increased by, a voluntary act or omission by the Buyer, or, after the Closing Date, the Company or their directors, employees, agents or their respective representatives, save in the case where (i) such voluntary act could not have been avoided for legal or regulatory reasons, or (ii) such voluntary act or omission is taken to remedy the fact that the statements referred to in Clause 4 above made by the Manager are not accurate and true.

(h)	Buyer's Knowledge

The Buyer shall not be entitled to bring any claim under the Warranties if and to the extent that the facts constituting the respective breach of Warranty have been disclosed by the Sellers with reasonable clarity and specified in this Agreement, including the Disclosure Schedule.

Section 442 of the German Civil Code und Section 377 of the German Commercial Code (Handelsgesetzbuch; HGB) shall not apply.

5.6	Time Limitation

Subject to sentence 2 hereof, all claims under this Agreement, in particular all claims for any breach of the Warranties shall become time-barred (verj’hren) two years after the Closing Date. All claims for any breach of the Tax or environmental Warranties pursuant to Clauses 4.3.8.2 and 4.3.16, as well as all claims under Clause 7.1 and 7.8 sentence 1 shall become time-barred three years after the Closing Date. Section 203 German Civil Code (Bürgerliches Gesetzbuch; BGB) shall not apply.

5.7	Exclusion of Further Remedies

The remedies, which the Company or the Buyer may have against the Managers for breach of any Warranties shall solely be governed by this Agreement and shall - to the extent legally permissible - be the exclusive remedies available to the Buyer. Without limiting the generality of the aforesaid and unless this Agreement expressly provides otherwise, in particular, but without limitation, any right of the Buyer to performance, lower the consideration (Minderung) or rescind (Rücktritt) from this Agreement or to require the winding-up of the transaction contemplated hereunder on any other legal basis (e.g. by way of großer Schadenersatz), any claims for breach of pre-contractual obligations (culpa in contrahendo gem’ß §§ 311 Abs. 2, 280 BGB), or ancillary obligations (positive Forderungsverletzung), any liability in tort (Deliktshaftung), are hereby explicitly excluded and waived by the Buyer. The above exclusions do not apply to intentional misconduct (Section 276 subs. 3 of the German Civil Code (Bürgerliches Gesetzbuch; BGB)). Also any limit of liability under this Agreement shall not apply to claims arising from intentional conduct (Section 276 subs. 3 of the German Civil Code (Bürgerliches Gesetzbuch; BGB)).

6	Buyer's Warranties

6.1
The Buyer warrants (garantiert) to the Sellers by way of an independent warranty (selbst’ndiges Garantieversprechen) under Section 311 subs. 1 of the German Civil Code (Bügerliches Gesetzbuch; BGB), within the scope and subject to the requirements and limitations provided in this Clause 6 hereof or otherwise in this Agreement that the following Warranties are true and accurate in all respects on the date of this Agreement.

6.1.1	The Buyer has the legal right and full power and authority to enter into and perform this Agreement; this Agreement will constitute a valid and binding obligation of the Buyer.

6.1.2
The execution and delivery of and the performance by the Buyer of its obligations under this Agreement will not (i) result in a breach of any provision of the constitutional documents of the Buyer or (ii) result in a breach of any order, judgement or decree of any court, governmental agency or regulatory body to which the Buyer is a party or by this the Buyer is bound.

6.1.3	The transaction contemplated by this Agreement does not require cartel clearance.

6.1.4	The Buyer is not aware (positive Kenntnis) of any breach of a Warranty; it being understood that the actual knowledge of Frank Guidone, John Hopkins, Jean-François Allier and Rick Carlson is relevant.

6.2	In case of a breach of the Buyer’s Warranties, Clauses 5.1, 5.2, 5.3, 5.5 (a), (b), (d), (e), (f) and (g), 5.6 sentence 1, 5.7 shall apply mutatis mutandis.

7	Taxes

7.1	Tax Indemnity

The Manager shall, subject to the limitations set forth in this Agreement, in particular, but not limited to, this Clause 7, indemnify and hold harmless the Buyer or, at the election of the Buyer, the Company from and against any Taxes for taxable periods ending on or before the Closing Date, to the extent that such Taxes (i) have not been paid on or prior to the Closing Date or (ii) have not been accrued for or shown as a liability in the Accounts. With respect to Taxes payable for a period which begins prior to the Closing Date and which ends after such date, the portion of the Taxes allocable to the period prior to the Closing Date shall be deemed to be equal to the amount of the Taxes for the entire tax period multiplied by a fraction in which the numerator is the number of days of the portion of the period ending on the Closing Date and the denominator is the number of days of the entire tax period.

7.2	Exception

Clause 7.1 shall not apply to any structuring undertaken by the Sellers immediately before the Closing Date in order to leverage the Company’s equity. Taxes resulting from such structuring shall be borne by the Buyer.

7.3	Cooperation

The Parties agree to fully cooperate with each other in connection with any matter relating to Taxes. Such cooperation shall include, without limitation, providing or making available all relevant books, records and documentation and the assistance of officers and employees. The Buyer agrees to retain, and cause the Company to retain, all books, records and documentation relating to the Company that may be relevant in connection with any audit or investigation relating to Taxes for which the Manager may be liable under Clause 7.1. The Buyer shall cause the Company to furnish to the Sellers' Joint Representative all such information as may be necessary or expedient for the Sellers to evaluate such liability.

7.4	Tax Returns

The Manager shall file, or cause the Company to file, all Tax Returns which are due to be filed by or on behalf of the Company on or before the Closing Date. The Buyer shall file, or cause the Company to file, on a timely basis all Tax Returns other than those referred to in the preceding sentence. As long as the Manager can be held liable under Clause 7.1, the Buyer shall, at the Sellers' Joint Representative's request, forward any Tax Return to be filed by the Buyer or the Company after the Closing Date relating to a taxable period beginning before the Closing Date at least thirty (30) days prior to filing to the Sellers' Joint Representative's for review and comments and shall take the Sellers' Joint Representative's comments into due consideration.

7.5	Tax Audit

The Buyer shall keep the Sellers' Joint Representative fully informed of any Tax audit or other proceeding which may give rise to a claim under Clause 7.1 and shall, at the Sellers' Joint Representative's request, provide the Sellers' Joint Representative with all documents, other materials, information and assistance reasonably required by the Sellers' Joint Representative to evaluate such audit and a possible liability of the Manager under this Clause 7 arising therefrom.

7.6	Defense

In the case of any assessments, investigations and other measures of the tax authorities which could give rise to a liability of the Manager under Clause 7.1, Clause 5.1.3 shall apply mutatis mutandis.

7.7	Exclusions and Conditions of Liability

The Manager's obligation to indemnify and hold harmless the Buyer under Clause 7.1 shall be subject to Clauses 5.1.1, 5.1.2, 5.3, 5.4, 5.5, 5.6 and 5.7, and shall further be subject to the following conditions:

7.7.1
If the Company is entitled to any benefits by refund, set-off or reduction of Taxes as the result of an adjustment or payment giving rise to a claim for indemnification against Taxes, then the corresponding benefit shall reduce the claim for indemnification against any such Tax. This shall in particular, but without limitation, apply to any Tax benefits after the Closing Date resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances or carry forwards of losses or deductions. If and to the extent losses carried forward cannot be used any more as a result of the transaction contemplated by this Agreement, the respective losses carried forward shall be deemed to be still in existence for the purpose of this provision.

7.7.2
The Manager shall not be held liable for any Taxes attributable to taxable periods ending on or before the Closing Date resulting from any change in the accounting or taxation principles or practices of the Company (including methods of submitting tax returns) introduced after the Closing Date.

7.8	Tax Refunds

The Sellers shall be entitled to an amount equal to any refunds of Taxes received by the Company attributable to any taxable period ending on or before the Closing Date. Such refunds shall be treated as a surplus on the consideration and irrevocably paid to the Sellers' Nominated Joint Account.

7.9	Time of Payment

Any claim for indemnification under this section 7 shall be due within 10 Business Days following a written and sufficiently detailed notification by the Buyer, provided, however, that the claims shall no be due earlier than 2 Business Days prior to such Taxes becoming due and payable to the respective Tax authority or other creditor. For the avoidance of doubt, if and to the extent Taxes are repaid to the Buyer and/or the Company, Clause 7.8 above shall apply.

8	Closing

8.1	Closing shall take place on the Closing Date which is the same day as the date of signing of this Agreement.

8.2	On the Closing Date, the following shall occur:

8.2.1	The Buyer shall pay the Closing Payment (minus the Escrow Amount) on the Sellers’ Nominated Joint Account by telegraphic transfer.

8.2.2	The Buyer shall pay the Escrow Amount on the Escrow Account by telegraphic transfer.

8.2.3	The Buyer shall sign the indemnification agreement as attached as Schedule 8.2.3.

8.3
After all Closing actions set forth in Clause 8.2 have been taken, the Parties shall confirm in a written document substantially in the from as attached hereto as Schedule 8.3 that the Closing has occurred. The Parties instruct the acting notary to attach the signed closing confirmation to this deed.

9	Confidentiality

9.1
The Sellers and the Buyer shall treat as confidential and not disclose the provisions of this Agreement and any agreement entered into pursuant to this Agreement. The Buyer shall treat as confidential and not disclose or use information received or obtained in respect of the Sellers. From and after the Closing Date, the Buyer shall treat as confidential and not disclose or use information received or obtained in respect of the Sellers (other than the Company and other than in respect of the subject matter of this Agreement). From and after the Closing Date, the Sellers shall treat as confidential and not disclose or use information received or obtained in respect of the Buyer and the Company; provided, however, that the Sellers shall be permitted to use financial information regarding the Company to the extent required for normal financial reporting purposes,

9.2	This Clause 9 shall not prohibit disclosure of any information if and to the extent:

(i)	the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in the Sellers or the Buyer, as the case may be;

(iii)
the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably necessary, desirable or required to be made to a taxation authority in connection with the taxation affairs of the disclosing party;

(iv)	the disclosure is made to employees or professional advisers of the Sellers or the Buyer;

(v)	the information becomes publicly available (other than by breach of this Agreement);

(vi)	the other Party has given prior written approval to the disclosure or use; or

(vii)	the information is independently developed after Closing;

(viii)
provided that prior to disclosure or use of any information pursuant to (i), (ii) or (iii) (except in the case of disclosure to a taxation authority), the Party concerned shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

9.3
The Sellers 7 and 8 are entitled to inform 3i plc and 3i Group plc and their Affiliates (except for portfolio companies) of the existence and contents of this Agreement without the approval of the other Parties. 3i plc and 3i Group plc are entitled to disclose the existence and contents of this Agreement as required by law or applicable stock exchange or other regulatory requirements without the approval of the other Parties.

9.4
On and after the Closing Date, the Buyer shall grant the Sellers' Joint Representative and its representatives reasonable access to, and allow them to make copies of, books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors of the Company to the extent necessary for one or several Seller(s) in connection with any audit, investigation, dispute or litigation.

10	Substitution/Assignment

None of the Parties shall be entitled to assign its rights or obligations under this Agreement without the prior written consent of the other Party, except that the Parties shall be entitled to assign all (and only all) of its rights and obligations under this Agreement and any outstanding claims and litigation to an Affiliate without requiring prior written consent. Any of the Sellers 6 through 8 are entitled to assign all (and only all) of its rights and obligations under this Agreement and any outstanding claims and litigation to a third party without requiring prior written consent unless such an assignment adversely affects the interests of another Party. For the avoidance of doubt, the Sellers shall also in this respect be represented by the Sellers’ Joint Representative.

11	Applicable Law/Jurisdiction

This Agreement shall be construed and governed exclusively in accordance with German law without its conflict of law rules.

All disputes arising under or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The venue of the arbitration shall be Dortmund. The language of the arbitration proceedings shall be English.

12	Non-Competition/Non-solicitation

12.1	Non-competition

The Management (except for the Seller 3) undertakes to the Buyer and to any of its assignee to which the Agreement has been assigned in accordance with Clause 10 not to compete, directly or indirectly (including through any Affiliate of any of the Sellers) with the Business as conducted on the Closing Date for a period of two (2) years from the Closing Date. To this end, the Management (except for the Seller 3) undertakes to the Buyer and to any of its assignee to which the Agreement has been assigned in accordance with Clause 10 for a period of two (2) years from the Closing Date:

(i)	not to carry out or undertake, whether directly or indirectly, for their own account or for the account of third parties, any activity competing with the Business in Germany in any manner whatsoever;

(ii)	not to manage, advise or assist in any way, whether or not for consideration, any Entity carrying out a business competing with the Business;

(iii)
not to acquire any interest in any Entity competing with the Business, except where such interest only constitutes a financial participation of less than 5% of the share capital and voting rights of that Entity; and

(iv)	not to engage in any practice the purpose of which is to evade the provisions of this undertaking;

(all together referred to as the “Non-Compete Undertakings”).

12.2	Non solicitation

The Management (except for the Seller 3) shall not, directly or indirectly, for a period of two (2) years from the date of this Agreement, for themselves, and, for the same period, the Management (except for the Seller 3) shall procure that their Affiliates shall not, solicit for employment or hire any officer, director or employee when employed by the Company or do anything to influence or encourage any such person to leave his or her employment with the Company, unless such person resigned from the Company on or prior to the date of this Agreement.

12.3
The restrictions contained in this Clause 12 are considered to be reasonable by the Management in all respects, but if any of those restrictions shall be held to be void in the circumstances where it would be valid if some part were deleted, amended or period of time reduced, the Parties agree that such restrictions shall apply with such deletion or amendment as may be necessary to make it valid and effective.

12.4
The Management shall not receive any compensation for the prohibition of competition, neither under the non-compete provision of this Agreement nor any other non-compete obligation relating to the Company. To the extent that such right of compensation exists, the Management hereby explicitly waives any right of compensation.

13	Buyer's Guarantor

13.1
Buyer's Guarantor hereby warrants (garantiert) to the Sellers by way of an independent warranty (selbst’ndiges Garantieversprechen) under Section 311 Subs. 1 of the German Civil Code (bürgerliches Gesetzbuch;BGB) the fulfilment of the obligations of the Buyer pursuant to this Agreement, in particular, without limitation, the payment of the consideration for the Shares in accordance with the provisions of this Agreement. The Buyer and the Buyer's Guarantor shall be jointly and severely liable (haften gesamtschuldnerisch).

13.2
If and to the extent that any rights and obligations of a Seller or the Buyer under this Agreement are in any way affected by knowledge or other circumstances being satisfied by or applicable to the Buyer, such knowledge or other circumstances shall, if satisfied by or applicable to the Buyer's Guarantor, be deemed to be satisfied by or applicable to the Buyer as well.

14	Miscellaneous

14.1
Amendments, supplements to or the termination of this Agreement have to be in writing (excluding Section 126a of the German Civil Code) in order to become valid, unless a stricter form is prescribed by law. The requirement of the written form may only be revoked by way of a written agreement (excluding Section 126a of the German Civil Code).

14.2	A waiver by any Party of any of its rights under this Agreement must, in order to be valid, be made in writing, unless a stricter form is required.

14.3	All Schedules to this Agreement form an integral part of the same.

14.4	Any previous agreements regarding the subject-matter of this Agreement shall be revoked upon notarisation of this Agreement.

14.5
Should any provision of this Agreement be or become invalid, in whole or in part, this shall not affect the validity of the remaining provisions hereof. The Parties shall substitute such invalid provision(s) by a valid provision which achieves as much as possible the purport, sense and economic purpose of the invalid provision. The same shall apply should there be an unintended gap in the provisions of this Agreement.

14.6
Unless this Agreement provides otherwise, each Party shall bear its own fees, expenses and costs in connection with this Agreement and the transactions contemplated herein as well as any taxes required by law to be paid by such Party. The costs for notarisation of this Agreement shall be borne by the Buyer.

14.7
Both Parties undertake not to disclose this Agreement and not to make any announcement in respect of the subject matter of this Agreement unless specifically agreed between them or unless there is an obligation to disclose pursuant to a legal obligation.

14.8
Unless otherwise provided for in this Agreement, any right of the Buyer to set-off and/or to withhold any payments due under this Agreement is hereby explicitly waived and excluded except for claims which are undisputed or to which no appeal is possible. For the avoidance of doubt, all set-off rights of the Buyer under this Agreement and/or the Escrow Agreement shall remain unaffected.

15	Notices

15.1
Any demand, notice or other communication under this Agreement, whether required or permitted to be given hereunder, shall be given in writing by mail, courier, telefax or email and to the address stipulated in Clause 15.3 or such other address as the parties shall nominate from time to time to all other Parties hereto in accordance with this clause.

Any such notice or communication must be in the English language.

15.2	Every notice or communication to be given to the Buyer shall also be given to the Buyer’s Guarantor and vice versa.

15.3	Every notice or communication given in accordance with this clause shall be deemed to have been received as follows:

Means of Dispatch	Deemed received
Delivery by hand;	the day of delivery;
Post:	48 hours after posting; and
Facsimile or other means of visible electronic reproduction
On the date the senders machine issues a transmission report in respect of the notice or communication provided that in case of electronic messages a notification of receipt by the receiving party’s machine is requested and received

15.4	The address for notice under this Agreement for each party is as follows:

Sellers’ Joint Representative:

EUROPEAN TECHNOLOGIES HOLDING B.V.
Oranje Nassaulaan 26, NL-5211 AX's-Hertogenbosch
Telefax:	+31 (73) 6127249
Email:	P.Schuit@set-nv.com
With a copy to:	Dr. Joachim Dietrich
CMS Hasche Sigle
Barckhausstraße 12-16
60325 Frankfurt am Main
Telefax: +49 (69) 71701-40613
Email: Joachim.Dietrich@cms-hs.com

Buyer:
MWS SENSORIK GMBH
Otto-Hahn-Straße 6, 85276 Pfaffenhofen a.d. Ilm
FAO Jean-François Allier
Telefax:	+49 8441/4983-20
Email:	jf.allier@humirel.com

With a copy to:
Hammonds
Georgenstr. 22
10117 Berlin
FOA Dr. Volker Heidbüchel
Telefax: +49(0)30-72616-8001
Email. volker.heidbuechel@hammonds.com

Buyer’ s Guarantor:
MEASUREMENT SPECIALTIES, INC
1000 Lucas Way, Hampton VA 23666, USA
FAO Frank Guidone
Telefax:	001-757-766-4347
Email:	frank.guidone@msiusa.com

15.5
If one of the Parties has changed its address but has failed to notify the remaining Parties of such change, then with regard to any demand, notice or other communication under this Agreement, it shall suffice for such notice to be sent to the most recently known address.

The Deed was read to the persons appeared by the acting Notary in the English language, approved by the persons appeared and signed by them and the Notary in their own hand as follows:

[Signatures]

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